Exhibit 3.92

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

LOWELL LAKE HEALTH HOLDINGS LLC

TABLE OF CONTENTS

ARTICLE 1: DEFINITIONS.		1
1.01	Scope	1
1.02	Defined Terms	1
ARTICLE 2: THE COMPANY.		2
2.01	Formation	2
2.02	Status	2
2.03	Name	2
2.04	Term	2
2.05	Purpose	2
2.06	Principal Place of Business	3
2.07	Resident Agent and Registered Office	3
2.08	Liability of the Member	3
ARTICLE 3: MANAGEMENT.		3
3.01	Management	3
	(a) Scope	3
	(b) Specific Powers	3
	(c) Officers	3
	(d) Binding Effect	4
3.02	Fiduciary Duties	4
	(a) Exculpation	4
	(b) Limitation of Liability	4
	(c) Justifiable Reliance	4
3.03	Compensation	4
3.04	Indemnification	5
3.05	Amendments	5
ARTICLE 4: FINANCE.		5
4.01	Contributions	5
	(a) Member	5
	(b) Additional Contributions	5
	(c) Contributions Not Interest Bearing	5
4.02	Distributions	5
	(a) Available Funds	5
	(b) Limitation	5
ARTICLE 5: RECORDS AND ACCOUNTING.		6
5.01	Maintenance of Records	6
	(a) Required Records	6
	(b) Member Access	6
5.02	Accounting Method	6
5.03	Reports	6
ARTICLE 6: DISSOLUTION.		6
6.01	Dissolution	6
	(a) Events of Dissolution	6
	(b) Exclusivity of Events	6

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6.02	Effect of Dissolution	6
	(a) Appointment of Liquidator	6
	(b) Final Accounting	7
	(c) Duties and Authority of Liquidator	7
	(d) Final Distribution	7
	(e) Required Filings	7
ARTICLE 7: GENERAL PROVISIONS.		7
7.01	Amendments	7
	(a) Required Amendments	7
	(b) Other Amendments	7
7.02	Nominee	7
7.03	Resolution of Inconsistencies	7
7.04	Additional Instruments	7
7.05	Computation of Time	7
7.06	Entire Agreement	8
7.07	Waiver	8
7.08	General Construction Principles	8
7.09	Binding Effect	8
7.10	Governing Law	8
7.11	Tax	8

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AMENDED AND RESTATED OPERATING AGREEMENT

OF

LOWELL LAKE HEALTH HOLDINGS LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT is between LOWELL LAKE HEALTH HOLDINGS LLC, a Nevada limited liability company (the “Company”) and CTR PARTNERSHIP, L.P., a Delaware limited partnership (the “Member”).

RECITALS

As of the Effective Time, CTR PARTNERSHIP, L.P., a Delaware limited partnership, became the Company’s sole Member. The parties intend by this Agreement to define their rights and obligations with respect to the Company’s governance and financial affairs and to adopt regulations and procedures for the conduct of the Company’s activities. Accordingly, with the intention of being legally bound, they agree to amend and restate the Company’s existing operating agreement as follows:

ARTICLE 1: DEFINITIONS.

1.01 Scope. For purposes of this Agreement, unless the language or context clearly indicates that a different meaning is intended, capitalized terms have the meanings specified in this Article.

1.02 Defined Terms.

(a) “Act” means the Nevada Limited Liability Company Act and any successor statute, as amended from time to time.

(b) “Agreement” means this agreement, including any amendments.

(c) “Articles” means the Articles of Organization filed with the Secretary of State of the State of Nevada to organize the Company as a limited liability company, including any amendments.

(d) “Available Funds” means the Company’s gross cash receipts from operations, less the sum of: (1) payments of principal, interest, charges and fees pertaining to the Company’s indebtedness; (2) expenditures incurred incident to the usual conduct of the Company’s business; and (3) amounts reserved to meet the reasonable needs of the Company’s business.

(e) “Company” means LOWELL LAKE HEALTH HOLDINGS LLC and any successor limited liability company.

(f) “Contribution” means anything of value that the Member contributes to the Company as a prerequisite for or in connection with membership, including any combination of cash, property, services rendered, a promissory note or any other obligation to contribute cash or property or render services.

(g) “Distribution” means the Company’s direct or indirect transfer of money or other property with respect to the Member’s Membership Interest.

(h) “Effective Time,” with respect to this Agreement, means May 30, 2014 at 3:00 a.m. (Pacific time).

(i) “Fiscal Year” means the calendar year.

(j) “Member” means CTR PARTNERSHIP, L.P., a Delaware limited partnership, whose principal place of business is located at 27101 Puerta Real, Suite 400, Mission Viejo, California 92691.

(k) “Membership Interest” means the Member’s interest in the Company, consisting of the Member’s rights to the Company’s Profit, to receive Distributions, to participate in the Company’s governance, to approve the Company’s acts and to receive information pertaining to the Company’s affairs.

(l) “Person” means a natural person or an entity.

(m) “Profit,” as to a positive amount, and “Loss,” as to a negative amount, mean, for a Fiscal Year, the Company’s income or loss for the Fiscal Year, as determined in accordance with accounting principles appropriate to the Company’s method of accounting and consistently applied.

ARTICLE 2: THE COMPANY.

2.01 Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Act. The formation of the Company as a limited liability company under the Act, the Articles, the filing of the Articles, and all actions taken by any person who executed and filed the Articles on behalf of the Company are hereby adopted, ratified and confirmed as acts of and on behalf of the Company, including without limitation, any actions taken by the organizer indicated in the Articles.

2.02 Status. The Company is a Nevada limited liability company organized under the Act.

2.03 Name. The Company’s name is LOWELL LAKE HEALTH HOLDINGS LLC.

2.04 Term. The Company’s existence as a limited liability company shall continue until terminated under this Agreement.

2.05 Purpose. The Company’s purpose is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

2.06 Principal Place of Business. The Company’s principal place of business is located at 27101 Puerta Real, Suite 400, Mission Viejo, California 92691.

2.07 Resident Agent and Registered Office. The Company’s registered agent in Nevada is National Registered Agents, Inc. of NV, located at 311 S. Division St., Carson City, Nevada 89703.

2.08 Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

ARTICLE 3: MANAGEMENT.

3.01 Management.

(a) Scope. The Member has full power, authority and discretion to manage and direct the Company’s business, affairs and properties, including, without limitation, the specific powers referred to in Article 3.01(b).

(b) Specific Powers. The Member is authorized on the Company’s behalf to make all decisions as to (i) the sale, lease or other disposition of the Company’s assets; (ii) the purchase or other acquisition of other assets of all kinds; (iii) the management of all or any part of the Company’s assets and business; (iv) the borrowing of money and the granting of security interests in the Company’s assets (including loans from the Member); (v) the repayment, refinancing or extension of any mortgage affecting the Company’s assets; (vi) the compromise or release of any of the Company’s claims or debts; (vii) the payment of pensions and the establishment of pension plans, pension trusts, profit sharing plans, and benefit and incentive plans for the Member and the Company’s employees; (viii) the making of donations to the public welfare or for religious, charitable, scientific, literary or education purposes; (ix) the purchase of insurance on the life of any employee of the Member or the Company; (x) the participation in partnerships, joint ventures or other associations of any kind with any Person or Persons; and (xi) the making of all elections available to the Company under any federal or state tax law or regulations.

(c) Officers. The Member may, from time to time as it deems advisable, appoint officers of the Company and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. The Member may delegate to such officers such power and authority as the Member deems advisable, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties. Each officer shall hold office until his successor is designated by the Member or until his earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Member. Any officer may be removed by the Member with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Member. The initial officers of the Company are as follows:

Gregory K. Stapley	President and Chief Executive Officer
William Wagner	Chief Financial Officer, Treasurer and Secretary
David Sedgwick	Vice President of Operations

(d) Binding Effect. The act of the Member will bind the Company, and no Person dealing with the Company shall have any obligation to inquire into the power or authority of the Member to act on the Company’s behalf.

3.02 Fiduciary Duties.

(a) Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, neither the Member, nor any officers, directors, stockholders, partners, members, managers, employees, affiliates, representatives or agents of the Member, nor any officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted by a Covered Person in good faith reliance on the provisions of this Agreement, provided such act or omission does not constitute willful misconduct, gross negligence, or a knowing violation of law.

(b) Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, the Member and the Company hereby waive any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledge and agree that the duties and obligations of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person. To the extent that, at law or in equity, any Covered Person has duties and liabilities related thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for such Covered Person’s good faith reliance on the provisions of this Agreement.

(c) Justifiable Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Profit or Loss of the Company or any facts pertinent to the existence and amount of assets from which Distributions might properly be paid) of the following Persons or groups: (i) one or more officers or employees of the Company; (ii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iii) any other Person selected in good faith by or on behalf of the Company, in each case, as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence.

3.03 Compensation. The Company may compensate the Member for services rendered to or on behalf of the Company. The Company will reimburse the Member for reasonable expenses properly incurred on the Company’s behalf.

3.04 Indemnification. To the fullest extent permitted by the Act, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that he, she or it is a Covered Person or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Article 3.04 with respect to (i) any Claim with respect to which such Covered Person has engaged in willful misconduct, gross negligence, or a knowing violation of law or (ii) any Claim initiated by such Covered Person unless such Claim (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Member. Expenses incurred in defending any Claim by (y) the Member or any officer, director, stockholder, partner, member, manager, or affiliate of the Member shall be paid by the Company and (z) any other Covered Person may be paid by the Company, but only upon the prior written approval of the Member in its sole and absolute discretion, upon such terms and conditions, if any, as the Member deems appropriate, in each case, in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Article 3.04.

3.05 Amendments. Any repeal or modification of this Article 3 by the Member shall not adversely affect any rights of such Covered Person pursuant to this Article 3, including the right to indemnification and to the advancement of expenses of a Covered Person, existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE 4: FINANCE.

4.01 Contributions.

(a) Member. The Member or its predecessor has previously made a contribution to the Company.

(b) Additional Contributions. The Member at any time may but is not required to make additional Contributions of cash and property to the Company.

(c) Contributions Not Interest Bearing. The Member is not entitled to interest or other compensation with respect to any cash or property the Member contributed to the Company.

4.02 Distributions.

(a) Available Funds. The Company will distribute its Available Funds to the Member in such amounts and at such times as the Member may determine.

(b) Limitation. The Company will make no Distribution unless, after the Distribution is made, the Company’s assets are in excess of its liabilities.

ARTICLE 5: RECORDS AND ACCOUNTING.

5.01 Maintenance of Records.

(a) Required Records. The Company will maintain at its principal place of business such books, records and other materials as are reasonably necessary to document and account for its activities, including, without limitation, those required to be maintained by the Act.

(b) Member Access. The Member and the Member’s authorized representative will have reasonable access to and may inspect and copy all books, records and other materials pertaining to the Company or its activities.

5.02 Accounting Method. The Company will account for its financial transactions using a method of accounting determined by the Member.

5.03 Reports. The Company will complete and file any periodic reports required by the Act or other applicable law.

ARTICLE 6: DISSOLUTION.

6.01 Dissolution.

(a) Events of Dissolution. The Company will dissolve upon the first to occur of:

(1)	the effectiveness of a determination by the Member that such dissolution shall occur;

(2)	any event that makes the Company ineligible to conduct its activities as a limited liability company under the Act; or

(3)	any event or circumstance that makes it unlawful or impossible for the Company to carry on its business.

(b) Exclusivity of Events. Unless specifically referred to in this Article 6.01, no event, including an event of dissolution prescribed by the Act, will result in the Company’s dissolution.

6.02 Effect of Dissolution.

(a) Appointment of Liquidator. Upon the Company’s dissolution, the Member will appoint a liquidator, who may but need not be the Member. The liquidator will wind up and liquidate the Company in an orderly, prudent and expeditious manner in accordance with this Article 6.02.

(b) Final Accounting. The liquidator will make proper accountings (1) to the end of the month in which the event of dissolution occurred; and (2) to the date on which the Company is finally and completely liquidated.

(c) Duties and Authority of Liquidator. The liquidator will make adequate provisions for the discharge of all of the Company’s debts, obligations and liabilities. The liquidator may sell, encumber or retain for distribution in kind any of the Company’s assets.

(d) Final Distribution. The liquidator will distribute any assets remaining after the discharge or accommodation of the Company’s debts, obligations and liabilities to the Member.

(e) Required Filings. The liquidator will file with the Secretary of State of the State of Nevada such statements, certificates and other instruments, and take such other actions, as are reasonably necessary or appropriate to effectuate and confirm the cessation of the Company’s existence.

ARTICLE 7: GENERAL PROVISIONS.

7.01 Amendments.

(a) Required Amendments. The Company and the Member will execute and file any amendment to the Articles required by the Act. If any such amendment results in inconsistencies between the Articles and this Agreement, this Agreement will be considered to have been amended in the specifics necessary to eliminate the inconsistencies.

(b) Other Amendments. The Company and the Member may amend this Agreement at any time in any respect that is consistent with the Articles and the Act.

7.02 Nominee. Title to the Company’s assets may be held in the name of the Company or any nominee (including the Member so acting), as the Company determines. The Company’s agreement with any nominee may contain provisions indemnifying the nominee for costs or damages incurred as a result of the nominee’s service to the Company.

7.03 Resolution of Inconsistencies. If there are inconsistencies between this Agreement and the Articles, the Articles will control. If there are inconsistencies between this Agreement and the Act, this Agreement will control, except to the extent the inconsistencies relate to provisions of the Act that the Member cannot alter by agreement.

7.04 Additional Instruments. The Member will execute and deliver any document or statement necessary to give effect to the terms of this Agreement or to comply with any law, rule or regulation governing the Company’s formation and activities.

7.05 Computation of Time. In computing any period of time under this Agreement, the day of the act or event from which the specified period begins to run is not included. The last day of the period is included, unless it is a Saturday, Sunday or legal holiday, in which case the period will run until the end of the next day that is not a Saturday, Sunday or legal holiday.

7.06 Entire Agreement. This Agreement and the Articles comprise the entire agreement among the parties with respect to the Company. This Agreement and the Articles supersede any prior agreements or understandings with respect to the Company. Any representation, statement or condition not contained in this Agreement or the Articles has no force or effect.

7.07 Waiver. No right under this Agreement may be waived, except by an instrument in writing signed by the party sought to be charged with the waiver.

7.08 General Construction Principles. Words in any gender are deemed to include the other genders. The singular is deemed to include the plural and vice versa. The headings and underlined paragraph titles are for guidance only and have no significance in the interpretation of this Agreement.

7.09 Binding Effect. This agreement is binding on and will inure to the benefit of the Member and its distributees, successors and assigns.

7.10 Governing Law. Nevada law governs the construction and application of the terms of this Agreement.

7.11 Tax. Unless otherwise determined by the Member, the Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company to be treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

[INTENTIONALLY LEFT BLANK]

SIGNED on the respective dates set forth below, to be effective as of the Effective Time.

COMPANY:

LOWELL LAKE HEALTH HOLDINGS LLC, a Nevada limited liability company

By:	CTR Partnership, L.P., a Delaware limited partnership, its sole member

By:	CareTrust GP, LLC, a Delaware limited liability company, its general partner

By:	CareTrust REIT, Inc., a Maryland corporation, its sole member

	By:	/s/ William M. Wagner
William M. Wagner
President and Chief Executive Officer

Dated:	May 30, 2014

MEMBER:

CTR PARTNERSHIP, L.P., a Delaware limited partnership

By:	CareTrust GP, LLC, a Delaware limited liability company, its general partner

By:	CareTrust REIT, Inc., a Maryland corporation, its sole member

	By:	/s/ William M. Wagner
William M. Wagner
President and Chief Executive Officer

Dated:	May 30, 2014